===================================================================================

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 26, 2007

PRINTING COMPONENTS INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-141057
(State or other jurisdiction of incorporation)	(Commission File No.)

2795 Barton Street, East
Unit 5
Hamilton, Ontario
Canada L8E 2J8
(Address of principal executive offices and Zip Code)

(905) 578-3232
(Registrant's telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

===================================================================================

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On November 26, 2007, we entered into an agreement with Majestic Supply Co. Inc. wherein we were appointed non-exclusive distributor for Majestic products within the United States of America. Products are comprised of printing ink and media products. Under the terms of the agreement we have minimum monthly volumes of 1,000 units per month in April and May 2008; 3,000 units for the balance of 2008 and all of 2009; and, 5,000 units in 2010 and 2011 to the end of the initial term. The term of the agreement is four years. The agreement may be renewed upon mutual agreement. We were also granted an option to acquire exclusive distribution rights on empty cartridges in the United States west of the Mississippi River. The option will become exercisable when the empty cartridge product becomes available to Majestic Supply and for a period of six months thereafter. If the option is not exercised during the six month period, it will terminate. In the event we exercise the option, the minimum monthly volume requirements will be modified per the terms to an empty cartridge product agreement.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit	Description

99.1	Master Distribution Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated this 30th day of November, 2007.

PRINTING COMPONENTS INC.

BY:	HERB ADAMS
Herb Adams, President, Principal Executive
Officer, and a member of the Board of
Directors.